NENAD BOGDANOVIC
Sekspirova 2
21000 Novi Sad
Serbia, Yugoslavia
phone 381 64 116 4303
bness021@gmail.com


INVOICE


TO
Cobalis Corp.
2445 McCabe Way
Suite 150
Irvine, CA 92614

DATE
-----
November 1, 2005

PROJECT MAINTAINING THE COBALIS.COM

Maintenance of the cobalis.com website from November 1, 2005 till October 31,
2006

TOTAL DUE $750

This invoice is payable upon receipt.

THANK YOU